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                                                                    EXHIBIT 99.1

CSK AUTO CORPORATION ENTERS INTO PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED DEBENTURES

      PHOENIX, Dec. 7 /PRNewswire/ -- CSK Auto Corporation (NYSE: CAO - news), the parent company of CSK Auto, Inc., a leading specialty retailer in the automotive aftermarket, today announced it has entered into an agreement with LBI Group Inc., an affiliate of Lehman Brothers, and Investcorp CSK Holdings L.P., an affiliate of one of the Corporation's principal stockholders, for the issuance of $50.0 million aggregate principal amount of 7% convertible subordinated debentures due December 2006. This subordinated, equity-linked capital will, when converted to common stock, result in debt reduction and significantly improve the Company's financial and operating flexibility. This private placement, expected to close this month, is part of the Company's refinancing of its capital structure that will include a new, asset-backed credit facility and a private placement of senior notes. All refinancing transactions are expected to close concurrently within the next two to three weeks.

      The debentures will be convertible at $8.69 per share, subject to certain anti-dilution adjustment provisions and other adjustments that may result in the issuance of additional shares of common stock of CSK Auto Corporation under certain circumstances. Although the convertible subordinated debentures are not redeemable other than in the event of a change of control, CSK Auto Corporation expects to require these investors to convert their debentures into CSK Auto Corporation common stock following satisfaction of certain conditions, including completion of a refinancing of our existing credit facility and the effectiveness of a registration statement covering the shares of common stock underlying the convertible debentures. If the conditions to conversion are not satisfied, then the debentures will remain convertible at the option of the holders. The convertible debentures to be issued to the Investcorp affiliate are not expected to be convertible into common stock of CSK Auto Corporation until the issuance of the common stock underlying the debentures has been approved by the Corporation's shareholders.

      CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 4, 2001, the company operated 1,133 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

      Certain statements contained in this release are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, changes in the conditions of capital markets, competitive pressures, demand for the company's products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

      Contact:
      Don Watson
      CSK Auto
      602-631-7224